Exhibit 99.1

Pericom Board Issues Open Letter to Shareholders Urging Them to

Vote the WHITE Proxy Card “FOR” the Diodes Merger Agreement

As Soon As Possible Before Pericom’s Special Meeting of

Shareholders Scheduled for November 20, 2015

Milpitas, CA – November 18, 2015 – Pericom Semiconductor Corporation (“Pericom” or the “Company”) (NASDAQ: PSEM) announced today that its Board of Directors issued an open letter to Pericom shareholders urging them to take advantage of the opportunity to lock in a substantial and near-certain premium by voting the WHITE proxy card “FOR” the Agreement and Plan of Merger between Diodes Incorporated (“Diodes”) (NASDAQ: DIOD) and Pericom, dated September 2, 2015, as amended November 5, 2015 (the “Diodes Merger Agreement”). The Company’s Special Meeting of Shareholders is scheduled for November 20, 2015.

The full text of the letter is as follows:

November 18, 2015

Dear Shareholders,

As you know, our Special Meeting of Shareholders (the “Special Meeting”) will be held on Friday, November 20, 2015 at 9:00 a.m. PT. The Special Meeting is being called primarily to seek shareholder approval of the acquisition of Pericom by Diodes Incorporated (“Diodes”) (NASDAQ: DIOD), pursuant to the Agreement and Plan of Merger between Diodes and Pericom, dated September 2, 2015, as amended November 5, 2015 (the “Diodes Merger Agreement” or the “Agreement”).

With the Special Meeting only days away, it is urgent that you vote on the WHITE proxy card “FOR” the Diodes Merger Agreement, which will ensure your prompt receipt of the $17.75 per share cash purchase price offered by Diodes. This purchase price represents a 46% premium to the per share closing price of Pericom shares on September 2, 2015, exceeds the five-year trading high in Pericom shares by 8%, and is backed by a rock-solid, fully-funded term loan from a U.S. bank. Subject only to your approval at the Special Meeting, the Diodes transaction offers not only a substantial per share cash premium, but also near-term closing certainty – the value of which cannot be discounted.

TIME IS SHORT – RECEIVE CERTAIN AND SUBSTANTIAL CASH IN DAYS – VOTE THE WHITE PROXY

CARD “FOR” A TRANSACTION WITH DIODES BY PHONE OR INTERNET TODAY!

Pericom’s upcoming Special Meeting is only a few days away, and it is important for you to take action promptly to achieve what your Board believes is the best outcome for Pericom’s shareholders. Pericom’s Board and senior management team collectively own more than 10% of Pericom’s outstanding shares, and our interests in achieving the best possible outcome are fully aligned with your interests. Thus, the Pericom Board continues to unanimously recommend that you vote “FOR” the Diodes Merger Agreement on the WHITE proxy card – a recommendation that is strongly supported by three leading independent proxy advisory firms.

Time remains to vote your shares and lock in the substantial premium that would be realized upon the prompt closing of the Diodes Merger Agreement. You may vote the WHITE proxy card by telephone or internet at any time leading up to the Special Meeting. If you have already voted a different color proxy card, you can change your vote by internet or phone using the information on your WHITE proxy card - only your latest dated proxy card will be counted.

If you have any questions or need assistance voting “FOR” the Diodes Merger Agreement on the WHITE proxy card, please call Mackenzie Partners, Inc., Pericom’s proxy solicitor, at (212) 929-5500 or toll free at (800) 322-2885.

We thank you for your continued support of Pericom and hope to see you at Friday’s Special Meeting.

Regards,

Pericom Semiconductor Corporation Board of Directors

By: /s/ Alex Hui

Name: Alex Hui

Title: Chief Executive Officer, President and Chairman of the Pericom Board of Directors

By: /s/ John Hui

Name: John Hui

Title: Senior Vice President, R&D and Member of the Pericom Board of Directors

By: /s/ Mike Sophie

Name: Mike Sophie

Title: Member of the Pericom Board of Directors

By: /s/ Hau Lee

Name: Hau Lee

Title: Member of the Pericom Board of Directors

By: /s/ Simon Wong

Name: Simon Wong

Title: Member of the Pericom Board of Directors

By: /s/ John East

Name: John East

Title: Member of the Pericom Board of Directors

Forward Looking Statements

This document contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those indicated in such forward-looking statements, including, but not limited to, the ability of the parties to consummate the proposed transaction; satisfaction of closing conditions to the consummation of the proposed transaction; the impact of the announcement of the proposed transaction on Pericom’s relationships with its employees, existing customers or potential future customers; and such other risks and uncertainties pertaining to Pericom’s business as detailed in its filings with the SEC on Forms 10-K and 10-Q, which are available on the SEC’s website at www.sec.gov. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date thereof. Pericom assumes no obligation to update any forward-looking statement contained in this document.

Important Additional Information

Pericom has filed a definitive proxy statement and relevant documents in connection with the special meeting of the shareholders of Pericom at which the Pericom shareholders will consider certain proposals regarding the potential acquisition of Pericom by Diodes Incorporated (the “Special Meeting Proposals”). Pericom and its directors and executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from Pericom’s shareholders in connection with the Special Meeting Proposals. SHAREHOLDERS OF PERICOM ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES TO THE PROPOSED TRANSACTION. The definitive proxy statement and other relevant documents filed with the SEC may be obtained free of charge at the SEC’s website at www.sec.gov. In addition, security holders will be able to obtain free copies of the definitive proxy statement from Pericom by contacting Pericom’s Investor Relations by telephone at (408) 232-9100, or by mail Pericom Semiconductor Corporation, 1545 Barber Lane, Milpitas, California 95035 or by going to Pericom’s Investor Relations page on its corporate website at www.pericom.com.

About Pericom

Pericom Semiconductor Corporation (NASDAQ: PSEM) enables serial connectivity with the industry’s most complete solutions for the computing, communications, consumer and embedded market segments. Pericom’s analog, digital and mixed-signal integrated circuits, along with its frequency control products are essential in the timing, switching, bridging and conditioning of high-speed signals required by today’s ever-increasing speed and bandwidth demanding applications. Company headquarters is in Milpitas, California, with design centers and technical sales and support offices globally.

Participants in the Solicitation

Pericom and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of Pericom in connection with the proposed transaction. Information regarding the interests of these directors and executive officers in the transaction described herein was included in the definitive proxy statement. Additional information regarding the directors and executive officers of Pericom is included in the amendment to the 10-K, which was filed with the SEC on October 14, 2015, and is supplemented by other public filings made, and to be made, with the SEC by Pericom.

Company Contact:

Pericom Semiconductor

Kevin Bauer, CFO

P: 408-232-9100

E: kbauer@pericom.com

Investor Contact:

MacKenzie Partners, Inc.

Dan Burch / Larry Dennedy

212-929-5500

Media Contact:

Sard Verbinnen & Co

Steven Goldberg / John Christiansen

310-201-2040 / 415-618-8750